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                                                                   EXHIBIT 10.19

[VITRIA LOGO]

DELIVERED VIA E-MAIL

December 10, 2003

Mr. James Guthrie
Vitria Technologies, Inc.
945 Stewart Street
Sunnyvale, CA 94085

Dear Jim:

We are delighted to offer you the position of Senior Vice President, Engineering at Vitria Technology, Inc. (the "Company", "Vitria") reporting to the Chief Executive Officer (CEO). Your anticipated start date is Monday, January 5, 2004.

Your annual base salary will be $275,000. You will be paid bi-monthly at a rate of $11,458.34 payable on the 15th and 30th/31st of each month. In addition, you will be eligible for an (annualized) target bonus at 50% of your base salary. The target bonus will be paid annually based upon the 2004 Executive Compensation Plan to be approved by the Compensation Committee.

Annual Base Salary:    $275,000
Annual Bonus Target:   $137,500

50% of your 2004 target bonus will be guaranteed in the amount of $68,750.00. The remaining 50% of your target bonus will be based on the 2004 Executive Bonus Plan to be approved by the Compensation Committee. You will receive a sign-on bonus of $75,000 less statutory withholdings provided you start on or before January 5, 2004. You agree that this amount will be repaid to Vitria in full, if you resign or are terminated for "cause" within the first 12 months of your employment with Vitria. The sign-on bonus will be paid on the January 30th, 2004 payroll.

If your employment with the Vitria is terminated by the Company "Without Cause" or if you resign, "With Good Reason" not in connection with a "Change of Control", you shall be entitled to receive a one time lump sum payment equal to twelve (12) months of Base Salary (subject to applicable tax withholding) following the termination date.

DEFINED TERMS:

Cause

         (a) theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs your ability to perform appropriate employment duties for the Company;

         (b) improper disclosure or use of the Company's confidential, business or proprietary information;

         (c) conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in its sole discretion;

         (d) gross negligence or willful misconduct in the performance of your assigned duties; or

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         (e) repeated failure to perform job responsibilities in accordance with written instructions from the CEO.

Without Cause. For all purposes under this Agreement, a termination of the employment by the Company "Without Cause" shall mean a termination by the Company in the absence of "Cause", as defined above, but in no event shall the term "Without Cause" include a termination as a result of death or disability.

With Good Reason. For all purposes under this Agreement, "With Good Reason" for resignation will exist if you resign from employment within 60 days after the occurrence, without your written consent, of any of the following: (i) any material reduction in your Base Salary or Target Bonus; (ii) any material reduction in your benefits; (iii) a change in your position with the Company or a successor company that materially reduces your stature (see attached Job Description); or (iv) a material breach by the Company of its obligations under this Agreement, that is not corrected within thirty (30) days following written notice thereof to the Company by you, such notice to state with specificity the nature of the failure; provided that if such failure cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by the Company within such period and may be corrected within a reasonable period thereafter.

Vitria will recommend to the Compensation Committee of the Board of Directors that you be granted under its Equity Incentive Plan, an option to purchase 275,000 shares of Common Stock (the "Option"), at an exercise price equal to the fair market value established by the Compensation Committee on the date of grant which shall be as soon as reasonably practicable following your start date. Such Option shares shall vest 25% after twelve months of continuous service with the remaining amount vesting, in equal installments at the end of each calendar month, over the following thirty-six months.

It is agreed by both parties that you will be covered by the terms of the company's Board-approved Change of Control agreement for executives of the Company as approved and adopted by the Board of Directors. See the attached "Key Employee Retention and Severance Plan" adopted January 22, 2002.

As a Vitria employee, you will be expected to abide by Vitria's policies and procedures, and sign and comply with the Proprietary Information and Inventions Agreement. Your employment at Vitria Technology is at will, that is, not for a specified term. This means that either you or Vitria may terminate your employment at any time for any reason, with or without cause or advance notice.

All new employees must pass an employment verification procedure before they are permitted to work. This procedure has been established by Vitria and requires every individual to provide satisfactory evidence of his/her identity and legal authority to work in the United States within twenty-four (24) hours of his/her start date. Upon acceptance of this offer, we will forward you an Employment Eligibility Verification Form indicating the types of acceptable documentation. Please bring the appropriate document(s) with you on your first day of work.

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This letter, the Proprietary Information and Inventions Agreement, and the Key
Employee Retention and Severance Plan, constitute the entire and final agreement between you and Vitria regarding your employment and supersede any other agreements, representations or promises. You understand that this agreement cannot be changed or amended except in writing signed by you and by an authorized company representative.

We are looking forward to having you join the team. Please sign below to indicate your acceptance of this offer. This offer expires Friday, December 12, 2003.

Sincerely yours,

   /s/ Gary S. Velasquez
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Gary S. Velasquez
Chief Executive Officer

I have read, understood, and fully accept the above terms.

  /s/ James Guthrie                                          December 11, 2003
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James Guthrie                                               Date